Exhibit 23.5

Collarini Associates

3100 Wilcrest Drive, Suite 140

Houston, Texas 77042

Tel. (832) 251-0160

Fax (504) 887-7162

www.collarini.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our reports, dated October 17, 2011, October 18, 2011 and March 6, 2012, relating to the proved oil and gas reserves of Mesa Energy Holdings, Inc. and its subsidiaries as of January 1, 2011, April 1, 2011 and January 1, 2012, respectively, to the information derived from such reports and to the reference to this firm as an expert in Amendment No. 2 to the Form S-4 registration statement and any amendments thereto filed by Armada Oil, Inc. and in the prospectus to which the registration statement relates.

Collarini Associates

/s/ Collarini Associates

By: Mitch Reece, P.E.

Title: President

January 7, 2013